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COMMUNITY CENTRAL BANK CORPORATION
FORM 10-QSB (continued)


                                                                      EXHIBIT 11
                        COMPUTATION OF PER SHARE EARNINGS



                                                        Three Months Ended                   Six Months Ended
                                                              June 30,                           June 30,
                                                       2001             2000              2001             2000
                                                       ----             ----              ----             ----
                                                                  (in thousands, except per share data)
BASIC

Net Income                                              $390             $383              $789             $778
/ Weighted Average Shares                              2,610            2,603             2,609            2,602
                                                       -----            -----             -----            -----

Basic Earnings Per Share                               $0.15            $0.15             $0.30            $0.30
                                                       =====            =====             =====            =====


DILUTED

Net Income                                              $390             $383              $789             $778
/ Weighted Average Shares                              2,611            2,603             2,610            2,602
                                                       -----            -----             -----            -----
Diluted Earnings Per Share                             $0.15            $0.15             $0.30            $0.30
                                                       =====            =====             =====            =====





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